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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 26, 1999, between CORAM HEALTHCARE CORPORATION, a Delaware corporation ("Coram"), and Richard M. Smith, a resident of Colorado ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Coram and its subsidiaries and affiliates are engaged in providing (i) alternate site infusion therapy and related home health services,
(ii) ancillary network management services for third party payor customers relating to their home health benefits, (iii) specialty mail order and prescription benefit management services, and (iv) certain clinical research and medical informatics services throughout the United States and in certain parts of Canada (Coram's Business Lines);

         WHEREAS, Executive is considered to be important to the continued improvement and success of Coram; and

         WHEREAS, Coram desires to avail itself of Executive's talents and expertise in the management of the business of Coram, and to employ him/her in the capacity and with the responsibilities described on Exhibit A hereto, and Executive is willing to accept such employment.

         NOW, THEREFORE, in consideration of the premises, and other mutual promises and covenants hereinafter contained, Coram and Executive do hereby agree, for their mutual benefit, as follows:

SECTION 1. EMPLOYMENT.

         Coram shall employ Executive under this Agreement, and Executive accepts such employment upon the terms and conditions set forth below.

SECTION 2. POSITION AND DUTIES.

         During the period that Executive is employed by Coram pursuant to this Agreement, the Executive shall serve Coram in the capacity and with the title set forth on Exhibit A hereto. In carrying out his/her duties under this Agreement, Executive shall have such duties and responsibilities usually incident to the office to which the Executive has been appointed, together with such other duties defined by the person to whom the Executive reports. Executive may also hold similar offices with Coram's subsidiaries and affiliates and/or their successors. Except as otherwise set forth in this Agreement, Executive shall perform such duties as may be assigned to him/her from time to time by and shall report to the officer specified on Exhibit A hereto. Executive shall devote all of his/her normal working time and best efforts in the best interest of and on behalf of Coram throughout the time he/she is employed by Coram.



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SECTION 3. BASE SALARY AND BENEFITS.

         For all services rendered by Executive pursuant to this Agreement, Coram shall pay Executive the following compensation:

         (a) A base salary at the annual rate set forth on Exhibit A hereto, such salary to be paid in accordance with Coram's general payroll practices. The officer to whom the Executive reports, Coram's Board of Directors or its Compensation Committee, as appropriate, shall review the Executive's salary at least annually, and such reviewing party may make increases but not decreases to the Executive's salary at its discretion.

         (b) Executive shall be entitled to participate in a bonus plan approved by the Board of Directors as outlined on Exhibit A. Executive shall also be entitled to any other discretionary bonuses approved by the Board of Directors or the Compensation Committee.

         (c) Subject to Coram's eligibility and qualification requirements for its management level employees, Executive shall be entitled to participate in any employee retirement, benefit or welfare, deferred compensation or other benefit plans provided by Coram to its employees and/or to its senior managers, such as life insurance, health and dental, retirement savings and disability plans which Coram has in effect or may adopt from time to time together with any other benefits described on Exhibit A hereto. In addition, Coram shall provide Executive the following additional benefits while the Executive is employed with
Coram:

                  (i) paid time off in accordance with Coram's general policies and procedures applicable to the paid time off benefits afforded to Coram's employees;

                  (ii) payment of dues for such professional societies and associations of which Executive is a member in furtherance of his duties hereunder;

                  (iii) disability insurance coverage paying benefits equal to at least 90% of Executive's earnings, either through a corporate group disability insurance plan or other individual disability plan chosen by Coram;

                  (iv) reimbursement to Executive of expenses incurred for the advice of Executive's counsel and/or accountant not to exceed $5,000 per annum for estate and tax planning services for the benefit of Executive; and

                  (v) consideration, at least annually, by the Board of Directors or its Stock Option Committee for the grant to Executive of additional options to purchase shares of common stock of Coram, and participation in any and all other stock option plans made available to senior managers of Coram.

                  (vi)     Option to travel First Class on all business trips.




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         (d) Coram shall reimburse Executive for all reasonable expenses incurred by him/her in the course of performing his/her duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject to Coram's requirements for reporting and documenting such expenses.

         (e) For purposes of administration, the terms of this Section 3 shall be given effect on a pro-rata basis for partial calendar years and otherwise administered on a calendar year basis.

SECTION 4. TERM AND TERMINATION.

         (a) Unless otherwise terminated in accordance with the provisions hereof, the term of employment provided for in this Agreement shall commence as of the date first written above, and shall continue in full force and effect for the period of time specified on Exhibit A hereto (the "Initial Term").

         (b) During the Initial Term, the Executive's employment with Coram may be terminated as follows:

             (i) by Coram at any time for "Cause" (as that term is defined below);

             (ii)     immediately upon the death of Executive;

             (iii) immediately upon the Executive becoming no longer able to perform his/her duties hereunder due to the "Disability" (as that term is defined below); or

             (iv) immediately upon the voluntary resignation of the Executive.

In the event the Initial Term is terminated in accordance with this Subsection
(b), Coram shall provide the Executive with all amounts of annual salary and bonus, if applicable, earned by the Executive through the effective date of termination if the Executive participates in a bonus plan that operates on a quarterly, semi-annual or annual basis, the Executive shall be entitled to receive a pro rata share of the bonus he/she would have received had he/she been employed throughout the entire bonus measurement period provided that, on the effective date of termination the Executive was achieving the level of performance (calculated on a pro rata basis for the time the Executive was employed during the period in question) required for earning such bonus through the date of such termination.

         (c) Upon the conclusion of the Initial Term, the Executive's employment status shall be that of an "at will" employee, but the other terms and conditions of this Agreement shall continue to apply as set forth herein. Accordingly, the Executive's employment following the Initial Term may be terminated at any time by either the Executive or Coram upon written notice to the other party. If the Executive terminates his/her employment with Coram after the initial Term pursuant to a voluntary resignation or if the Executive's employment is terminated by virtue of a "Disability" or the Executive's death, Coram shall provide the Executive or his/her



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estate with all amounts of annual salary and bonus, if applicable, earned by the
Executive through the effective date of termination if the Executive participates in a bonus plan that operates on a quarterly, semi-annual or annual basis, the Executive shall be entitled to receive a pro rata share of the bonus he/she would have received had he/she been employed throughout the entire bonus measurement period provided that, on the effective date of termination the Executive was achieving the level of performance (calculated on a pro rata basis for the time the Executive was employed during the period in question) required for earning such bonus through the date of such termination.

         If Coram terminates the employment of the Executive at any time during the Initial Term or thereafter for any reason other than for "Cause," Coram shall provide the following to the Executive:

                  (i) payment of all amounts of base salary, earned by the Executive through the effective date of termination;

                  (ii) continuation of Executive's base salary at its then current rate for the duration of the Severance Period described on Exhibit A hereto (the "Severance Period"), payable in accordance with Coram's normal payroll practices;

                  (iii) continuation of all health benefits for the period of time contemplated for the Severance Period at no cost to Executive other than the premium payable by the Executive pursuant to the terms of Coram's health benefit plan as consistently applied among Coram's employees;

                  (iv) payment during the Severance Period of any life insurance, disability or other benefits, if any, for which Executive is then eligible under the terms of Coram's employee retirement, benefit and welfare;

                  (v) if the Executive was achieving the level of performance required (calculated on a pro rata basis for the time the Executive was employed during the period in question) for earning such bonus through the date of such termination, (x) payment of Executive's bonus through the date of termination, calculated on the basis of the sum of the total achievable amounts of each bonus divided by twelve months, and multiplied by the number of months employed during such fiscal year through the date of termination, with any partial month of employment to be treated as a full month; and (y) continued payment of the total achievable amounts of each of Executive's bonuses for the current fiscal year (or, if greater, of the total achievable amounts of each of Executive's bonuses in effect for the fiscal year most recently ended) for the Severance Period if the Executive was achieving the level of performance required (calculated on a pro rata basis for the time the Executive was employed during the period in question) for earning such bonus through the date of such termination;





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                  (vii)    a right to exercise all options to purchase shares of
                           common stock of Coram that have been granted to Executive by Coram that are exercisable by the Executive upon the effective date of termination of employment at any time during the Severance Period; and

                  (vii) any other benefits payable in accordance with Exhibit A hereto.

         For purposes of this Subsection (c), the Executive's employment shall be deemed to have been terminated if, at any time within twenty four (24) months following a "Change of Control" of Coram, a "New Management Team" (as that term is defined below) of Coram requires the Executive to relocate his/her primary residence or primary work location listed on Exhibit A to a place that is more than fifty (50) miles from such location. To receive the benefits contemplated by this Subsection (c), however, the Executive must provide written notice to Coram stating that the Executive deems his/her employment to have been terminated as described herein.

SECTION 5. STOCK OPTION AGREEMENT AMENDMENT.

         (a) The Company and Executive agree that all stock option agreements between Mr. Smith and the Company be amended to provide that all outstanding options exercisable upon the termination of the term of employment hereunder shall remain exercisable for one year following the term of Mr. Smith's employment hereunder. In addition, the agreement is to read that all options will vest as to 100% of such options upon the occurrence of a "Change of Control" as defined below.

SECTION 6. DEFINITIONS.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         (a) "CAUSE" shall mean (i) repeated violations by Executive of Executive's obligations under Section 2 of this Agreement (other than as a result of incapacity due to physical or mental illness) which violations (A) are willful and deliberate on Executive's part, (B) are committed in bad faith or without reasonable belief that such violations are in the best interests of Coram, and (C) are not remedied in a reasonable period of time after receipt of written notice from the person to whom the Executive reports designated in
Section 2 above or the Board of Directors of Coram specifying such violations, or (ii) the conviction of Executive of a felony or any crime involving fraud, dishonesty or moral turpitude.

          (b) "CHANGE IN CONTROL" shall mean:

                  (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act)



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                           of 30% or more of either (A) the shares of the $.001
                           par value common stock of Coram then outstanding (the "Outstanding Company Common Stock") through open market purchases of Common Stock, block transfers of Common Stock or the acquisition of options, warrants or other convertible debt or equity instruments, including, but not limited to the Company's Series B Senior Subordinated Convertible Notes or otherwise or
                           (B) the combined voting power of the then outstanding voting securities of Coram entitled to vote generally in the election of directors ("the Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
                           Control: (1) any acquisition directly from Coram, (2) any acquisition by Coram, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Coram or any corporation controlled by Coram, (4) any acquisition by the Note Holders (but not their transferees) as of the date hereof pursuant to convertible debt instruments or stock warrants then outstanding, or (5) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below;

                  (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted Coram's Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election to the Board of Directors was approved by a vote of at least two-thirds of Coram's directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) and any individual serving during such period as a member of Coram's Board of Directors designated pursuant to the Securities Exchange Agreement, dated as of May 6, 1998, as amended, among Coram, Coram, Inc. and the Note Holders, cease for any reason to constitute at least 40 % of Coram's directors then in office;

                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Coram (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the shares of common stock then outstanding and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (for example, but not by way of limitation, a corporation which as a result of such transaction owns Coram or all or substantially all of Coram's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to



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                           such Business Combination of the Outstanding Company
                           Common Stock and Outstanding Company Voting
                           Securities, as the case may be, (2) no party
                           (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the non-executive members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors of Coram at the time of the execution of this agreement, or of the action of the Board of Directors, providing for such Business Combination.

         (c) "CODE" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same may be amended from time to time.

         (d) "DISABILITY" shall be deemed to have occurred if Executive is eligible and qualified for disability benefits under any Coram-sponsored long-term disability program covering Executive. In the absence of a Coram-sponsored long-term disability program covering Executive, Disability shall mean the inability of Executive, as determined by the Board of Directors, to substantially perform (with or without reasonable accommodations as that term is defined under the Americans with Disabilities Act) the essential functions of his/her regular duties and responsibilities due to a medically determinable physical or mental impairment which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

         (e) "NEW MANAGEMENT TEAM" shall refer to any group of senior management of Coram that does not include Richard M. Smith as Coram's Chief Executive Officer or President.

         (f) "NOTE HOLDERS" shall mean Cerberus Partners, L.P.; Goldman Sachs Credit Partners, L.P.; Foothill Capital Corporation and their respective affiliates and associates.

SECTION 7. NON-COMPETITION.

         (a) General. Executive and Coram understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 7 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 7.



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         (b) Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                  "Competitive Position" means any employment or engagement as a consultant with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

                  "Competitive Services" means any of Coram's Business Lines for which the Executive is responsible or with which the Executive was materially involved.

                  "Competitor" means any Person engaged, wholly or in part, in Competitive Services.

                  "Confidential Information" means all information regarding Coram, its activities, business or clients that is the subject of reasonable efforts by Coram to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by Coram, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning Coram; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Coram. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

                  "Determination Date" means the date of termination of Executive's employment with Coram for any reason whatsoever or any earlier date (during the employment period) of an alleged breach of the Restrictive Covenants by Executive.

                  "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                  "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                  "Protected Customers" means any Person to whom Coram has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.



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                  "Protected Employees" means employees of Coram who were
employed by Coram at any time within six (6) months prior to the Determination Date.

                  "Restricted Period" means the entire period of time that the Executive is employed by Coram whether as an at will employee or otherwise and a period extending for a period of time equal to the duration of the "Severance Period" described on Exhibit A from the termination of Executive's employment with Coram.

                  "Restricted Territory" means the United States and Ontario, Canada.

                  "Restrictive Covenants" means the restrictive covenants contained in Section 7(c) hereof.

                  "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Delaware.

         (c) Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of Coram and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Term of employment or at any time thereafter reveal, divulge, or disclose to any Person not expressly authorized by Coram in writing any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Term of employment or at any time thereafter use or make use of any Confidential Information in connection with any business activity other than that of Coram. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of Coram to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of Coram. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Coram's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.



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         Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide Coram with prompt notice of such requirement so that Coram may seek an appropriate protective order prior to any such required disclosure by Executive.

                  (ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between Coram and each of its Protected Employees constitutes a valuable asset of Coram and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with Coram or to enter into employment with any other Person.

                  (iii) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between Coram and each of its Protected Customers constitutes a valuable asset of Coram and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of Coram, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on Coram's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on Coram's behalf; (b) he was responsible for supervising or coordinating the dealings between Coram and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the Protected Customer as a result of his association with Coram.

                           (iv) Noncompetition with Coram. The parties acknowledge: (A) that Executive's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of Coram;
                                    (B) that pursuant to this Agreement,
                                    Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that Coram is placing him in such position and giving him access to such



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                                    information in reliance upon his agreement
                                    not to compete with Coram during the
                                    Restricted Period; (C) that due to his/her management duties, Executive will be the repository of a substantial portion of the goodwill of Coram and would have an unfair advantage in competing with Coram; (D) that Executive is capable of competing with Coram; and (E) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by Coram to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of Coram, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of a Competitor of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

         (d) Enforcement of Restrictive Covenants.

                  (i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, Coram shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Coram at law or in equity:

                           (A)      the right and remedy to enjoin,
                                    preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Coram and that money damages would not provide an adequate remedy to Coram; and

                           (B) the right and remedy to require Executive to account for and pay over to Coram all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants; and

                           (C) the right and remedy to suspend payment of any termination benefit payments (but not insurance or health benefits) during the pendency of any good faith dispute regarding Executive's breach



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                                    of his/her covenants, provided that all
                                    amounts shall be paid to the Executive if Executive is found not to have been in breach of such covenants.

                  (ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Coram and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

SECTION 8. ASSIGNMENT.

         (a) This Agreement is personal to the Executive and without the prior written consent of Coram shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon Coram and its successors and assigns.

SECTION 9. ARBITRATION.

         (a) To the extent permitted by applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by arbitration using one arbitrator in the city closest to Executive's primary work location under the auspices of and in accordance with the Employment Arbitration rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under prevailing arbitration law.

         (b) By initialing below, the parties hereto (i) acknowledge that they have read and understood the provisions of this section regarding arbitration and (ii) that performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and the parties contemplated substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

               [Executive]                        For Coram:

               -------------------                -------------------

          (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         (d) The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The findings of fact and conclusions of law of the arbitrator shall be reduced to writing.

SECTION 10. FEES AND EXPENSES.

          In the event Executive incurs legal fees and any other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration, or otherwise, Coram shall pay Executive's reasonable, documented legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator or arbitrators. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

SECTION 11. CHOICE OF LAW.

         Except as otherwise specifically set forth in this Agreement, this Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Colorado.

SECTION 12. WAIVER OF BREACH.

         Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

SECTION 13. NOTICES.

         All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

                  To Coram:             Coram Healthcare Corporation
                                        1125 17th Street, Suite 2100
                                        Denver, CO  80202
                                        ATTN:  Legal Department

                  To Executive:         At the address for notices listed in
                                        Exhibit A hereto.

         Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.



SECTION 14. ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other employment agreements, letters of understanding, whether written or oral, between the parties with respect to the matters set forth herein. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


CORAM HEALTHCARE CORPORATION



By:
     --------------------------------             ------------------------------

     For the Board of Directors                   [EXECUTIVE]

                                    EXHIBIT A

Name and primary residence address for notices:

Richard M. Smith
----------------------------------
4280 Star Ranch Road
----------------------------------
Colorado Springs, CO  80906
----------------------------------


Duration of Initial Term: Through April 30, 2002

Office and Duties: President and Chief Executive Officer

Office of Person to Whom the Executive Reports: Board of Directors

Base Salary: $425,000 per year.

Severance Period: 24 months.

Primary Work Location: Denver, Colorado

Car Allowance: $600 per month

Change of Control Payment: $500,000

Bonus Compensation:

         If the Company hits the percentage of its EBITDA target set forth below, the Executive will be entitled to receive as bonus that percentage of his Base Salary (as in effect on the last day of the fiscal year in question) set forth below:

         PERCENTAGE OF EBITDA TARGET                 PERCENTAGE OF BASE SALARY
         ---------------------------                 -------------------------
                  100.0%                                      60%
                  101.5%                                      65%
                  103.0%                                      70%
                  104.5%                                      75%
                  106.0%                                      80%
                  107.5%                                      85%
                  109.0%                                      90%
                  110.5%                                      95%
                  112.0%                                     100%